                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14A-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                               LIGHTBRIDGE, INC.
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:
    2) Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    4) Proposed maximum aggregate value of transaction:
    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                               LIGHTBRIDGE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 1997

     Notice is hereby given that the 1997 Annual Meeting of Stockholders of Lightbridge, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 22, 1997 at 10 A.M., Eastern daylight savings time, at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts (the "Meeting"), for the purpose of considering and voting upon the following matters:

          1. to elect one person to the Board of Directors to serve as a Class I director for a three-year term; and

          2. to transact such further business as may properly come before the Meeting or any adjournment thereof.

     As of the date of this Notice, the Board of Directors has no knowledge of any other business to be transacted at the Meeting.

     The Board of Directors has fixed the close of business on Tuesday, April 1, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

                                            By order of the Board of Directors,



                                            JOHN D. PATTERSON, JR.
                                            Secretary

April 21, 1997
Waltham, Massachusetts

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

     IF MORE THAN ONE PROXY IS ENCLOSED, PLEASE COMPLETE AND RETURN ALL OF THEM.

                               LIGHTBRIDGE, INC.
                               281 WINTER STREET
                          WALTHAM, MASSACHUSETTS 02154

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 1997

     This Proxy Statement and the enclosed Notice of Meeting and form of proxy are being mailed to stockholders on or about April 21, 1997 in connection with the solicitation of proxies by the Board of Directors of Lightbridge, Inc. (the "Company") for use at the 1997 Annual Meeting of Stockholders of the Company to be held at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts, at 10 A.M., Eastern daylight savings time, on Thursday, May 22, 1997, and at any and all adjournments thereof (the "Meeting"). Proxies that have been properly executed and returned by a stockholder will be voted in accordance with the stockholder's directions. If no choice is specified by the stockholder, then the shares covered by the proxy will be voted as recommended by management. Stockholders are encouraged to vote on the matter to be considered. Any stockholder may revoke the stockholder's proxy at any time before the proxy has been exercised.

     On April 1, 1997, the record date for the determination of stockholders entitled to vote at the Meeting, there were outstanding and entitled to vote 14,436,846 shares of the Company's common stock, $.01 par value ("Common Stock"). Each share of Common Stock entitles its record holder to one vote on each matter considered at the Meeting.

QUORUM AND TABULATION OF VOTES

     Under the Company's By-Laws, the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for the purpose of determining whether a quorum exists at the Meeting.

     The election of a director of the Company (Proposal One) requires the affirmative vote of the holders of a plurality of the shares of Common Stock properly cast at the Meeting in favor of a nominee.

     The following shares will not be counted as votes cast or votes made in favor of a given matter: (i) shares that abstain from voting as to such matter; and (ii) shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to such matter. Each matter will be tabulated separately.

     Votes will be tabulated by the Company's transfer agent and registrar, American Stock Transfer & Trust Company.

                       PROPOSAL ONE: ELECTION OF DIRECTOR

     The Company has a classified Board of Directors consisting of one Class I director, two Class II directors and two Class III directors. The Class I, Class II and Class III directors serve until the annual meetings of stockholders for 1997, 1998 and 1999, respectively, and until their respective successors are elected and qualified. Each director elected at an annual meeting of stockholders serves a term of three years. The Class I director elected at the Meeting will hold office until the date of the Company's annual meeting in the year 2000 and thereafter until a successor is elected and qualified or until such director sooner dies, resigns, is removed or becomes disqualified.

     The Board of Directors has nominated Douglas A. Kingsley, the current Class I director of the Company, for election at the Meeting. Unless marked otherwise, returned proxies will be voted to re-elect Mr. Kingsley as the Class I director. Mr. Kingsley has agreed to serve if elected, and the Company has no reason to believe that he will be unable to serve. If Mr. Kingsley is unable or declines to serve as a director at the time of the Meeting, then the Board will designate another nominee and proxies will be voted in favor of such nominee.

     The following tables set forth certain information with respect to each of the members of the Board of Directors of the Company, including the nominee for election as a Class I director.

       NOMINEE FOR DIRECTOR WITH TERM EXPIRING IN 2000 (CLASS I DIRECTOR)

                                        PRINCIPAL OCCUPATION AND OTHER BUSINESS EXPERIENCE
             NAME               AGE          AND DIRECTORSHIPS DURING PAST FIVE YEARS
             ----               ---     --------------------------------------------------
Douglas A. Kingsley(1)........  35    Director of the Company since April 1996; Vice
                                      President of Advent International Corporation, a
                                      venture capital firm, since January 1996; Investment
                                      Manager at Advent International Corporation from
                                      September 1990 to December 1995; director of LeCroy
                                      Corporation, a manufacturer of electronic
                                      instrumentation.

---------------

(1) Member of the Audit Committee.

           DIRECTORS WITH TERMS EXPIRING IN 1998 (CLASS II DIRECTORS)

                                        PRINCIPAL OCCUPATION AND OTHER BUSINESS EXPERIENCE
             NAME               AGE          AND DIRECTORSHIPS DURING PAST FIVE YEARS
             ----               ---     --------------------------------------------------
Andrew I. Fillat(1)...........  48    Director of the Company since April 1996; Senior Vice
                                      President of Advent International Corporation, a
                                      venture capital firm, since July 1995; Vice President
                                      of Advent International Corporation from April 1989 to
                                      June 1995.

D. Quinn Mills(2).............  55    Director of the Company since June 1990; Albert J.
                                      Weatherhead, Jr. Professor of Economics at the Harvard
                                      Business School since 1976.

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

          DIRECTORS WITH TERMS EXPIRING IN 1999 (CLASS III DIRECTORS)

                                        PRINCIPAL OCCUPATION AND OTHER BUSINESS EXPERIENCE
             NAME               AGE          AND DIRECTORSHIPS DURING PAST FIVE YEARS
             ----               ---     --------------------------------------------------
Pamela D.A. Reeve.............  47    President and director of the Company since November
                                      1989; Chief Executive Officer of the Company since
                                      September 1993; Chief Operating Officer of the Company
                                      from November 1989 to September 1993; President of the
                                      Massachusetts Software Council; director of PageMart
                                      Wireless, Inc., a provider of wireless messaging
                                      services.

Torrence C. Harder(1).........  53    Director of the Company since June 1989; President and
                                      director of Harder Management Company, a registered
                                      investment advisory firm, since 1971; President and
                                      director of Entrepreneurial Ventures, Inc. and
                                      Entrepreneurial Inc., venture capital firms, since 1987
                                      and 1990, respectively;
                                      co-founder of the Company.

---------------

(1) Member of the Compensation Committee.

BOARD AND COMMITTEE MEETINGS

     During the fiscal year ended December 31, 1996 ("fiscal 1996"), the Board of Directors of the Company met eleven times and acted by unanimous written consent once. Each director attended at least 75% of the meetings of the Board of Directors held while such director was a member of the Board.

     The Board of Directors has an Audit Committee, which reviews the results and scope of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also makes recommendations to the Board of Directors on the engagement of independent accountants, as well as other matters that may come before the Committee or at the direction of the Board of Directors. In fiscal 1996, the Audit Committee met twice and took no action by written consent. The current Audit Committee members are Mr. Kingsley and Mr. Mills, each of whom attended both meetings in fiscal 1996.

     The Board of Directors has a Compensation Committee, which provides recommendations concerning salaries and incentive compensation for employees of and consultants to the Company. The Compensation Committee also administers the Company's 1990 Incentive and Nonqualified Stock Option Plan (the "1990 Option Plan"), 1996 Incentive and Non-Qualified Stock Option Plan (the "1996 Option Plan") and 1996 Employee Stock Purchase Plan. In fiscal 1996, the Compensation Committee met twice and acted by unanimous written consent once. The current Compensation Committee members are Mr. Fillat and Mr. Harder, each of whom attended both meetings in fiscal 1996.

     The Board of Directors does not have a nominating committee.

DIRECTORS' COMPENSATION

     Upon election to the Board of Directors, each non-employee director of the Company automatically receives a grant of a non-qualified option under the 1996 Option Plan to purchase 20,000 shares of Common Stock, which option vests in 3 equal annual installments. In addition, any director who is re-elected to the Board at an annual meeting of stockholders (or special meeting in lieu thereof) is automatically granted a fully vested non-qualified option to purchase 4,000 shares of Common Stock, provided that (i) any prior automatic grants held by the director have fully vested or (ii) at least two annual meetings of stockholders of the Company (or special meetings in lieu thereof) have elapsed between any prior automatic grant made to the director and the meeting upon which the subsequent automatic grant would occur. Upon the closing of the Company's initial public offering in October 1996, each of Messrs. Fillat, Harder, Kingsley and Mills received a non-qualified option to purchase 20,000 shares of Common Stock at an exercise price of $12.375, the closing price of the Common Stock as reported on the Nasdaq National Market on the closing date.

     Directors who are employees of the Company are not paid any separate fees for serving as directors.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table provides certain summary information concerning compensation paid to the Company's President and Chief Executive Officer and its four other executive officers (collectively, the "Named Executive Officers") for the fiscal years ended December 31, 1996 and September 30, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                         ANNUAL            ------------
                                                      COMPENSATION          SECURITIES      ALL OTHER
                                                  ---------------------     UNDERLYING     COMPENSATION
     NAME AND PRINCIPAL POSITION(S)       YEAR    SALARY($)    BONUS($)     OPTIONS(#)        ($)(1)
     ------------------------------       ----    ---------    --------    ------------    ------------
Pamela D.A. Reeve.......................  1996     $165,000    $60,000            --          $2,475
  President and Chief Executive Officer   1995      165,000     55,700            --           1,696

William G. Brown........................  1996      108,462     65,000        70,000           1,488
  Chief Financial Officer, Vice           1995       90,000     36,400            --             891
     President of Finance and
     Administration and Treasurer

Michael A. Perfit.......................  1996       92,700     20,000            --             695
  Senior Vice President of Technology     1995       92,700     18,300            --             695

Richard H. Antell.......................  1996      105,000     40,000        90,000              --
  Vice President of Software Development  1995       99,000     37,000            --              --

Douglas E. Blackwell....................  1996      105,000     40,000        90,000             787
  Vice President of Service Delivery      1995      102,000     15,000        40,000              --

---------------

(1) Represents matching contributions made by the Company pursuant to the Lightbridge, Inc. 401(k) Plan.

     Option Grants in Last Fiscal Year. The following table sets forth certain information with respect to grants of stock options to the only Named Executive Officers to whom stock options were granted during fiscal 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                             -----------------------------------------------------        VALUE AT ASSUMED
                             NUMBER OF      PERCENT OF                                  ANNUAL RATE OF STOCK
                             SECURITIES        TOTAL                                   PRICE APPRECIATION FOR
                             UNDERLYING   OPTIONS GRANTED   EXERCISE                       OPTION TERM(3)
                              OPTIONS     TO EMPLOYEES IN     PRICE     EXPIRATION     ----------------------
           NAME              GRANTED(#)   FISCAL YEAR(1)    ($/SH)(2)      DATE          5%($)       10%($)
           ----              ----------   ---------------   ---------   ----------     ---------    ---------
William G. Brown...........    70,000(5)         8.6           8.50       6-14-06        374,192      948,277

Richard H. Antell..........    20,000(4)        11.0%         $2.00       4-24-06       $ 25,156     $ 63,750
                               70,000(5)                       8.50       6-14-06        374,192      948,277

Douglas E. Blackwell.......    70,000(4)        11.0           2.00       4-24-06         88,045      223,124
                               20,000(5)                       8.50       6-14-06        106,912      270,936

---------------

(1) In fiscal 1996 the Company granted to employees options to purchase an aggregate of 625,800 shares of Common Stock pursuant to the 1990 Option Plan and options to purchase an aggregate of 191,300 shares of Common Stock pursuant to the 1996 Option Plan.

(2) All options were granted prior to the date on which the Common Stock became publicly tradable and were granted at fair market value on the date of grant as determined by the Compensation Committee. The Compensation Committee determined the market value of the Common Stock based on various factors, including the illiquid nature of an investment in the Common Stock, the Company's historical financial performance and the Company's future prospects.

(3) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the price of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not represent the Company's estimate of future stock price growth. Any actual gains on stock option exercises and Common Stock holdings depend on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table will be achieved or that the amounts reflected will be received by the Named Executive Officers. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the current date. The values shown are net of the option exercise price but do not include deductions for taxes or other expenses associated with the exercise.

(4) All options were granted as incentive stock options that become exercisable as to 20% of the shares subject thereto on the date of grant and an additional 5% at the end of each three-month period thereafter.

(5) All options were granted as incentive stock options that become exercisable as to 20% of the shares subject thereto on the first anniversary of the date of grant and an additional 5% at the end of each three-month period thereafter.

     Option Exercises and Fiscal Year-End Values. The following table sets forth certain information concerning stock options exercised during fiscal 1996 and stock options held as of April 1, 1997 by each of the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                        SHARES                      UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                       ACQUIRED      VALUE        OPTIONS AT FISCAL YEAR-END           AT FISCAL YEAR-END($)(1)
                          ON        REALIZED   ---------------------------------   ---------------------------------
        NAME          EXERCISE(#)     ($)      EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
        ----          -----------   --------   --------------   --------------     --------------   --------------
Pamela D.A. Reeve.....        --          --       379,000            76,000         $2,493,190         $485,860
Richard H. Antell.....     5,800    $ 38,686        76,400           152,000            474,128          477,000
William G. Brown......        --          --        50,000           140,000            313,200          420,000
Douglas E. Blackwell..    22,000     136,000        41,250           121,750            176,000          450,500
Michael A. Perfit.....        --          --            --                --                 --               --

---------------

(1) Value is based on the last sale price of the Common Stock on April 1, 1997 ($6.75 per share), as reported by the Nasdaq National Market, less the applicable option exercise price. These values have not been and may never be realized. Actual gains upon exercise, if any, will depend on the value of the Common Stock on the date of the sale of the shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Company's Board of Directors is responsible for establishing the Company's executive compensation policies and practices, which includes making specific recommendations to the Board of Directors concerning compensation for the Company's executive officers.

     The Compensation Committee seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement by the Company of net income goals and the achievement by the executives of certain assigned objectives. By tying compensation in part to particular goals, the Compensation Committee believes that a performance-oriented environment is created for the Company's executives. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Common Stock.

     The Company's executive compensation program generally consists of three elements: (1) base salary; (2) annual cash bonus; and (3) a stock-based equity incentive in the form of participation in the Company's stock option plans. The Company's executive officers are also eligible to participate in other employee benefit plans, including health and life insurance plans, the Lightbridge, Inc. 401(k) Plan and the Lightbridge, Inc. 1996 Employee Stock Purchase Plan, on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or on the benefits that may be payable under these plans. In establishing base salaries for executives, the Compensation Committee monitors salaries at other companies, particularly companies in the software and wireless telecommunications industries, as well as other high growth and small capitalization companies in the Company's geographic area, that have been determined to be comparable to the Company. For these purposes, the Company relied upon industry research surveys conducted by Coopers & Lybrand L.L.P. and others and upon information provided by the directors based on their experience. In addition, for each executive the Compensation Committee considers historic salary levels, work responsibilities and base salary relative to other executives at the Company. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions, the Company's financial performance and each individual's performance.

     The Compensation Committee generally structures cash bonuses by linking them to annual net income goals and the achievement by the executives of certain assigned objectives. In order to provide additional long-term incentives to act on the Company's behalf, cash bonuses are payable in three equal annual installments, with the last two payments being subject to the executive's continued employment at the time of payment and to the approval of the Board of Directors at the time of payment. The individual objectives set for executive officers of the Company are generally both objective and subjective in nature and include such goals as profit, revenue and business unit objectives. The Compensation Committee believes that these arrangements tie each executive's performance closely to a key measure of success of the Company or the executive's business unit.

     In fiscal 1996, stock options were granted to certain of the executive officers in order to provide long-term incentives to act on behalf of the Company. In determining the size of each stock option grant, the Compensation Committee emphasized the seniority, responsibilities and performance of the executive. The Compensation Committee intends to evaluate the merits of option awards during fiscal 1997 and will consider increasing the proportion of overall compensation of certain executive officers consisting of stock options and other equity-based incentives.

     The Compensation Committee's approach to the compensation package for Pamela D.A. Reeve, the President and Chief Executive Officer of the Company, in fiscal 1996 was to be competitive with other companies in the software and wireless telecommunications industries, as well as other high growth and small capitalization companies in the Company's geographic area, that have been determined to be comparable to the Company. The Compensation Committee also sought to tie a large percentage of Ms. Reeve's total compensation package to Company performance. Ms. Reeve is a party to an at-will employment agreement with the Company that establishes her annual base salary during the term of the agreement, subject to increase (but not decrease) at the discretion of the Board of Directors. Ms. Reeve's base salary was designed to give her assurance of a base level of compensation, commensurate with her position and duration of employment with the Company. She received a base salary of $165,000 in both fiscal 1996 and fiscal 1995. See "Certain Transactions -- Employment Agreement" below.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In this regard, the Company has limited the number of shares subject to stock options that may be granted to the Company's employees in a manner that complies with the performance-based requirements of Section 162(m). Based on the compensation awarded to the Company's executive officers, it does not appear that the Section 162(m) limitation will have a significant impact on the Company in the new term. While the Committee does not currently intend to qualify its incentive awards as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

                                            Andrew I. Fillat
                                            Torrence C. Harder

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Board of Directors has established a Compensation Committee, which currently consists of Messrs. Fillat and Harder. Decisions as to executive compensation are made by the Board of Directors, primarily upon the recommendation of the Compensation Committee. During fiscal 1996, Mr. Harder has been a party to certain transactions with the Company. See "Certain Transactions." There are no family relationships among the executive officers or directors of the Company.

PERFORMANCE GRAPH

     The following graph compares the performance of the Company's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Index for U.S. Companies, and an industry index, the Nasdaq Computer & Data Processing Servicing Index. The cumulative stockholder returns for shares of the Company's Common Stock and for the market and industry indexes are calculated assuming $100 was invested on September 27, 1996, the date on which the Common Stock commenced trading on the Nasdaq National Market. The Company paid no cash dividends during the periods shown. The performance of the market and industry indices is shown on a total return (dividends-reinvested) basis.

[LINE CHART DEPICTING THE FOLLOWING INFORMATION:]

                     COMPARISON OF CUMULATIVE TOTAL RETURN
  AMONG LIGHTBRIDGE, INC, THE NASDAQ STOCK MARKET INDEX FOR U.S. COMPANIES AND
             THE NASDAQ COMPUTER & DATA PROCESSING SERVICING INDEX

                                          9/27/96         10/96           11/96         12/96

LIGHTBRIDGE, INC.                         $100            $103             $ 95          $ 85

NASDAQ STOCK MARKET INDEX                  100              99              105           105
  FOR U.S. COMPANIES

NASDAQ COMPUTER & DATA                     100              97              104           103
  PROCESSING SERVICING INDEX

                              CERTAIN TRANSACTIONS

SETTLEMENT AGREEMENT AND RELATED MATTERS

     On February 2, 1996, Entrepreneurial Limited Partnership I, Entrepreneurial Limited Partnership II, Entrepreneurial Limited Partnership III and Entrepreneurial Limited Partnership IV (collectively, the "Entrepreneurial Partnerships"), Torrence C. Harder, the Company and certain other partnerships and corporations entered into a settlement agreement (the "Settlement Agreement") with Brian E. Boyle relating to litigation between the Company, the Entrepreneurial Partnerships and one corporation, on the one hand, and Mr. Boyle, the Company's former Chief Executive Officer and Chairman of the Board, on the other hand. In the litigation, each of the Company and Mr. Boyle alleged, among other things, that the other had violated certain provisions of contracts between them. On February 2, 1996, after giving effect to the Settlement Agreement, Mr. Boyle was the beneficial owner of 2,258,132 shares of Common Stock, the Entrepreneurial Partnerships were the beneficial owners of an aggregate of 3,639,524 shares of Common Stock and Mr. Harder, a director of the Company, was the beneficial owner of 4,582,384 shares of Common Stock. Mr. Harder serves as a general partner of certain of the Entrepreneurial Partnerships. Mr. Harder is also president and a director and stockholder of the other corporations that were parties to the Settlement Agreement and that also serve as general partners of certain of the Entrepreneurial Partnerships. In addition, D. Quinn Mills, a director of the Company, holds a limited partnership interest in two of the Entrepreneurial Partnerships.

     Pursuant to the Settlement Agreement, Mr. Boyle granted to the Company options to purchase an aggregate of 600,000 shares of Common Stock owned by him, and granted to the Entrepreneurial Partnerships options to purchase an aggregate of 600,000 shares of Common Stock owned by him. The exercise prices of the options ranged from $1.70 to $2.20 per share. The options expired between April 1, 1996 and February 3, 1997, and each option could be extended for an additional 45-day period upon payment of a specified per-share amount. The Settlement Agreement also provided for the Company and the Entrepreneurial Partnerships to receive the right to acquire certain interests in the Entrepreneurial Partnerships owned by Mr. Boyle. The Entrepreneurial Partnerships, which shared the costs of the litigation with the Company, agreed to cooperate with the Company in order to permit the Company to receive as proceeds of the settlement of the litigation, to the extent practical, shares of Common Stock, rather than interests in the Entrepreneurial Partnerships.

     On April 1, 1996, the Company and the Entrepreneurial Partnerships exercised the options granted by Mr. Boyle that were to expire on that day. Pursuant to such options, the Company repurchased 200,000 shares of Common Stock and the Entrepreneurial Partnerships purchased an aggregate of 200,000 shares of Common Stock, at a price of $1.70 per share. The Company paid $113,000 of the exercise price of its option in cash, and paid the remaining $227,000 by delivering an 8% promissory note payable to Mr. Boyle. In connection with the exercise of the options by the Entrepreneurial Partnerships, the Company loaned an aggregate of $113,000 to the Entrepreneurial Partnerships at an interest rate of 16% per annum, which loan was repaid in May 1996. In May 1996, the Company repurchased an aggregate of 200,000 shares of Common Stock from the Entrepreneurial Partnerships at a price of $1.70 per share. At the same time, in consideration of the agreement of the Entrepreneurial Partnerships described above regarding the form of the proceeds to be received by the Company from the settlement of the litigation against Mr. Boyle, the Company reimbursed the Entrepreneurial Partnerships for a portion of the legal fees and expenses incurred by them in connection with the litigation in an aggregate amount of $260,000. The Company repurchased an additional 200,000 shares of Common Stock from Mr. Boyle at a price of $1.95 per share on September 3, 1996, pursuant to options granted by Mr. Boyle that were to expire on that day. The Company paid $130,000 of the exercise price in cash and the remaining $260,000 by delivering an 8% promissory note payable to Mr. Boyle.

     On August 26, 1996, the Company and Mr. Boyle entered into a letter agreement pursuant to which Mr. Boyle, his wife and a corporation controlled by Mr. Boyle agreed to sell in the Company's initial public offering an aggregate of 778,132 shares of Common Stock representing all of the shares of Common Stock owned by them not subject to the options held by the Company and the Entrepreneurial Partnerships described above. The Company agreed to indemnify Mr. Boyle, his wife and the corporation against certain liabilities, including liabilities under the Securities Act of 1933, arising in connection with its initial public offering. Pursuant to the terms of this letter agreement, in connection with the closing of the Company's initial public offering on October 7, 1996, the Company exercised all of its remaining options to purchase Common Stock from Mr. Boyle and repaid the promissory notes issued to Mr. Boyle in connection with the exercise of such options. In addition, in accordance with the terms of the letter agreement, the Company also paid Mr. Boyle the sum of $75,000, issued to a trust for the benefit of Mr. Boyle's children a 3-year warrant to purchase 100,000 shares of Common Stock at $10.00 per share and granted incidental ("piggyback") registration rights with respect to such shares. The letter agreement also provided for the Company, Mr. Boyle, the Entrepreneurial Partnerships and certain other parties to re-affirm and ratify the mutual release executed by them under the terms of the Settlement Agreement.

EMPLOYMENT AGREEMENT

     In August 1996 the Company executed an employment agreement with Pamela D.A. Reeve. The Company agreed to employ Ms. Reeve as President and Chief Executive Officer of the Company at an initial base salary of $165,000 per year. The employment agreement is terminable at will by either party, but if Ms. Reeve's employment is terminated by the Company for any reason, other than death or disability, within one year after a change of control of the Company or if the Company terminates Ms. Reeve's employment at any time without cause, the Company is required to continue to pay Ms. Reeve's salary for a period of twelve months after such termination, offset by any amounts received by Ms. Reeve from subsequent employment during such period.

OTHER

     On February 23, 1993, the Company entered into license and maintenance agreements with RentGrow, Inc. ("RentGrow") pursuant to which the Company granted to RentGrow a license to use and develop the Company's Credit Decision System software in the real estate rental, real estate broker and real estate mortgage brokers markets in exchange for certain payments by RentGrow. The license is exclusive for the first four years and seven months of the agreement and nonexclusive thereafter. Mr. Harder is a director of RentGrow and through the Entrepreneurial Partnerships and another related limited partnership, owned, as of December 31, 1995, approximately 54% (on a fully diluted basis) of the outstanding capital stock of RentGrow. Under the terms of the license, the Company was to receive $250,000, comprised of five installments in varying amounts through August 1996. The final payment was not made in August 1996. The Company received from RentGrow a 3-year 11.25% promissory note dated January 1, 1997 in the principal amount of $75,584, representing the final payment and other amounts owed to the Company at December 31, 1996.

     In August 1995, certain accredited investors made subordinated bridge loans to the Company in the aggregate amount of $1,151,000 and received warrants to purchase an aggregate of 287,750 shares of Common Stock at $2.00 per share. As part of such bridge loans, one of the Entrepreneurial Partnerships loaned $50,000 to the Company and received a warrant to purchase 12,500 shares of Common Stock. The bridge loans carried interest at the rate of 16% per annum and were repaid in full in April 1996.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 1, 1997 by (i) each person or group known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the Company's directors, including the director nominee; (iii) each of the Named Executive Officers; and (iv) all directors, including the director nominee, and executive officers of the Company as a group.

                                                                            SHARES BENEFICIALLY
                                                                                 OWNED(2)
                                                                           ---------------------
              NAMES AND ADDRESSES OF BENEFICIAL HOLDERS(1)                  NUMBER       PERCENT
              --------------------------------------------                 ---------     -------
Torrence C. Harder(3)....................................................  4,239,757       29.3%

Entrepreneurial Limited Partnership I
Entrepreneurial Limited Partnership II
Entrepreneurial Limited Partnership III
Entrepreneurial Limited Partnership IV(4)................................  3,096,897       21.4
  c/o The Harder Group
  281 Winter Street
  Waltham, Massachusetts 02154

Advent International Investors II Limited Partnership
Advent Partners Limited Partnership
Global Private Equity II Limited Partnership(5)..........................  2,000,000       13.9
  101 Federal Street
  Boston, Massachusetts 02110

Massachusetts Capital Resource Company(6)................................  1,309,958        8.8
  420 Boylston Street
  Boston, Massachusetts 02116

Pamela D.A. Reeve(7).....................................................    792,214        5.3
D. Quinn Mills(8)........................................................    413,232        2.9
Michael A. Perfit(9).....................................................    337,694        2.3
William G. Brown(10).....................................................    106,700          *
Richard H. Antell(11)....................................................     88,000          *
Douglas E. Blackwell(12).................................................     63,250          *
Andrew I. Fillat(13).....................................................      5,500          *
Douglas A. Kingsley(14)..................................................      5,500          *
All directors, including the director nominee, and executive officers as
  a group (9 persons)(15)................................................  6,051,847       40.3

---------------

   * Less than one percent.

 (1) The address of all persons who are executive officers or directors of the Company is in care of the Company, 281 Winter Street, Waltham, Massachusetts 02154.

 (2) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of April 1, 1997 are treated as outstanding only for purposes of determining the amount and percent owned by such person or group. As of April 1, 1997, there were 14,436,846 shares of Common Stock outstanding.

 (3) Consists of 280,000 shares beneficially owned by Mr. Harder's children, 862,860 shares owned by a trust of which Mr. Harder is the trustee and beneficiary and the shares described in Note 4. Mr. Harder is the general partner of, or the majority stockholder of the corporate general partner of, Entrepreneurial Limited Partnership I, Entrepreneurial Limited Partnership II, Entrepreneurial Limited Partnership III and Entrepreneurial Limited Partnership IV. Mr. Harder is a director of the Company.

 (4) Consists of 1,427,613 shares held by Entrepreneurial Limited Partnership I, 798,356 shares held by Entrepreneurial Limited Partnership II, 100,000 shares held by Entrepreneurial Limited Partnership III, 12,500 shares purchasable upon exercise of a warrant held by Entrepreneurial Limited Partnership III and 758,428 shares held by Entrepreneurial Limited Partnership IV. The general partner of Entrepreneurial Limited Partnership I is Entrepreneurial Ventures, Inc., of which Mr. Harder is the majority stockholder, president and a director. The general partners of Entrepreneurial Limited Partnership II and Entrepreneurial Limited Partnership III are Mr. Harder and Entrepreneurial, Inc., of which Mr. Harder is the majority stockholder, president and a director. As a result of the foregoing relationships, Mr. Harder may be deemed to be the beneficial owner of the shares held by the Partnerships. After April 1, 1997, Entrepreneurial Limited Partnership I, in anticipation of its dissolution, distributed an aggregate of 1,402,863 shares to its partners, including Entrepreneurial Ventures, Inc. and the Company; after giving effect to such distribution on a pro forma basis as of April 1, 1997, the Partnerships and Mr. Harder would have owned 1,927,518 and 3,070,378 shares, respectively, or 13.4% and 21.3% of the outstanding shares, respectively.

 (5) Consists of 1,668 shares held by Advent International Investors II Limited Partnership, 93,332 shares held by Advent Partners Limited Partnership and 1,905,000 shares held by Global Private Equity II Limited Partnership. Advent International Corporation is the general partner of Advent International Investors II Limited Partnership, Advent Partners Limited Partnership and Advent International Limited Partnership, which is the general partner of Global Private Equity II Limited Partnership. Because Advent International Corporation is controlled by a group of 4 persons, none of whom may act independently and a majority of whom must act in concert to exercise voting or investment power over the holdings of such entity, individually, no individual in this group is deemed to share such voting or investment power.

 (6) Includes 500,000 shares currently purchasable upon exercise of a warrant. William J. Torpey, Jr. is the President and Joan C. McArdle is the Vice President of Massachusetts Capital Resource Company, and as a result, may be deemed to be the beneficial owners of the shares held by Massachusetts Capital Resource Company.

 (7) Includes 4,400 shares held by trusts for the benefit of certain of the children of Ms. Reeve and 379,000 shares subject to stock options exercisable within 60 days of April 1, 1997. Ms. Reeve is the President and Chief Executive Officer and a director of the Company.

 (8) Includes 341,466 shares owned by a trust of which Dr. Mills is the trustee and beneficiary and 21,766 shares purchasable upon exercise of a warrant held by a child of Dr. Mills. Dr. Mills is a director of the Company.

 (9) Consists of 331,194 shares held by a trust and a pension plan for the benefit of Mr. Perfit and 6,500 shares purchasable upon exercise of a warrant held by such trust. Mr. Perfit is the Senior Vice President of Technology of the Company.

(10) Includes 5,500 shares held by trust for the children of Mr. Brown and 50,000 shares subject to stock options exercisable within 60 days of April 1, 1997. Mr. Brown is the Chief Financial Officer, Vice President of Finance and Administration and Treasurer of the Company.

(11) Consists of 76,400 shares subject to stock options exercisable within 60 days of April 1, 1997. Mr. Antell is the Vice President of Software Development of the Company.

(12) Consists of 41,250 shares subject to stock options exercisable within 60 days of April 1, 1997. Mr. Blackwell is the Vice President of Service Delivery of the Company.

(13) Consists of shares held by Advent Partners Limited Partnership. Mr. Fillat holds a limited partnership interest in Advent Partners Limited Partnership representing beneficial ownership of the shares listed in the table. He disclaims beneficial ownership of the remaining 1,994,500 shares described in Note 5. Mr. Fillat is a director of the Company.

(14) Consists of shares held by Advent Partners Limited Partnership. Mr. Kingsley holds a limited partnership interest in Advent Partners Limited Partnership representing beneficial ownership of the shares listed in the table. He disclaims beneficial ownership of the remaining 1,994,500 shares described in Note 5. Mr. Kingsley is a director of the Company and is a nominee for re-election at the Meeting.

(15) Represents shares described in Notes 3, 7, 8, 9, 10, 11, 12, 13 and 14.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of the outstanding Common Stock file with the Securities and Exchange Commission reports of ownership on Form 3 and reports of changes in ownership on Forms 4 and 5. Securities and Exchange Commission regulations require directors, executive officers and greater-than-ten-percent stockholders to furnish the Company with copies of all Forms 3, 4 and 5 filed with the Securities and Exchange Commission.

     Based solely upon a review of Forms 3 and 4 that were furnished to the Company during fiscal 1996, Forms 5 that were furnished to the Company by certain directors and executive officers of the Company with respect to fiscal 1996 and representation letters of certain other directors and executive officers to the effect that Form 5 filings were not required, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent stockholders were fulfilled in a timely manner.

                                  SOLICITATION

     The Company will bear the cost of soliciting proxies. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. In addition to the solicitation by mail, the directors, officers and certain employees of the Company may solicit proxies, without additional remuneration, by telephone, facsimile, telegraph and in person. It is expected that the expense of such special solicitation will be nominal.

                             STOCKHOLDER PROPOSALS

     Any stockholder intending to present a proposal at the 1998 Annual Meeting of Stockholders must submit such proposal to the Company at its offices no later than January 21, 1998 in order to be considered for inclusion in the proxy statement relating to that meeting.

     In addition, in accordance with the Company's By-Laws, any stockholder wishing to bring an item of business before the 1998 Annual Meeting of Stockholders must deliver notice of such item of business to the Company at its offices no later than March 23, 1998, even if such item is not to be included in the proxy statement relating to that meeting.

                                 MISCELLANEOUS

     The Board of Directors does not know of any other business that will be presented for consideration at the Meeting other than that described in this Proxy Statement. However, if any other business should come before the Meeting, the persons named in the enclosed form of proxy will vote, or otherwise act, in accordance with their best judgment.

                             AVAILABLE INFORMATION

     Stockholders of record at the close of business on April 1, 1997 will receive a Proxy Statement and the Company's Annual Report to Stockholders, which contains detailed financial information concerning the Company. The Company will mail, without charge, a copy of its Annual Report on Form 10-K for fiscal 1996 (excluding exhibits) to any stockholder solicited hereby who requests it in writing. Please submit such requests to Investor Relations, Lightbridge, Inc., 281 Winter Street, Waltham, Massachusetts 02154.

--------------------------------------------------------------------------------
                               LIGHTBRIDGE, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 22, 1997

        The undersigned stockholder of Lightbridge, Inc. (the "Company") hereby appoints Pamela D.A. Reeve, William G. Brown and Kevin F. Collins, and each or any of them, proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, of the undersigned to vote all shares of common stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 22, 1997, and at any and all adjournments thereof, with all powers the undersigned would possess if personally present. The proxies are authorized to vote as indicated on the reverse upon the matter set forth on the reverse and in their discretion upon all other matters which may properly come before said Meeting. The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders and hereby revokes all proxies, if any, heretofore given by the undersigned to others for said Meeting.

              (IMPORTANT -- TO BE SIGNED AND DATED ON REVERSE SIDE)

--------------------------------------------------------------------------------

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                               LIGHTBRIDGE, INC.


                                  MAY 22, 1997


                                          PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
------------------------------------------------------------------------------------------------------------------------------------
     PLEASE MARK YOUR
[X]  VOTES AS IN THIS
     EXAMPLE.


                                    WITHHOLD
                      FOR          AUTHORITY
                  the nominee   for the nominee
PROPOSAL 1:
  ELECTION OF         [ ]              [ ]       NOMINEE: Douglas A. Kingsley     If this proxy is properly executed and returned,
  DIRECTOR                                                                        the shares represented hereby will be voted. If a
                                                                                  choice is specified with respect to the matter to
                                                                                  be acted upon, the shares will be voted upon the
                                                                                  matter in accordance with the specification so
                                                                                  made. IN THE ABSENCE OF ANY SPECIFICATIONS, THE
                                                                                  SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR
                                                                                  PROPOSAL 1.

                                                                                  PLEASE MARK, SIGN, DATE AND RETURN CARD PROMPTLY
                                                                                  USING THE ENCLOSED ENVELOPE.







Signature                                   Date         1997     Signature                         Date         1997
         ----------------------------------      -------                    ------------------------    --------
NOTE: Please date, sign exactly as name appears hereon and return promptly. If the shares are registered in the name of two or more persons, each should sign. Executors, trustees, guardians, custodians, administrators, attorneys and corporate officers should add their titles.
------------------------------------------------------------------------------------------------------------------------------------